VISION-SCIENCES, INC. AGREES TO $10.0 MILLION

                        PRIVATE PLACEMENT OF COMMON STOCK

NATICK, Mass., February 14, 2005 /PRNewswire-FirstCall/ -- Vision-Sciences, Inc., (Nasdaq: VSCI) today announced it has sold in a private equity placement an aggregate of 3,703,702 shares of Common Stock at a price of $2.70 per share, raising gross proceeds to the Company of approximately $10,000,000. Two financial investors, who are independent of the Company, acquired approximately $8,000,000 of the common stock sold, and two significant shareholders/directors acquired the remaining shares sold. In addition, as part of the transaction, the Company issued warrants to purchase an additional 1,103,704 shares of Common Stock to the investors who are independent of the Company, and to the placement agent. The warrants will be exercisable immediately over five years at a price of $3.75 per share. The Company will receive all the proceeds in exchange for newly issued shares of Common Stock, net of a placement fee of approximately $480,000. The Company has not agreed to file any registration statement covering the resale of any of the Common Stock or Warrants acquired by the investors in the transaction.

Rodman & Renshaw served as the placement agent in the financing.

Mr. Ron Hadani, President and CEO of the Company, stated "This placement will allow us to enhance our operations and accelerate our product development activities for our current markets. In addition, it will allow us to expand our product development activities to include new applications for new markets."

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On(TM) EndoSheath(R) System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences' products and the Company is available on the Internet at WWW.VISIONSCIENCES.COM.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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